Exhibit 99.1

Yumanity Therapeutics and Proteostasis Therapeutics Announce

Merger Agreement

– Combined companies to leverage their common scientific expertise in protein misfolding –

–Focus on Yumanity’s lead clinical program in Parkinson’s disease and transformative pipeline of disease-modifying treatments for neurogenerative disorders –

– Companies to host joint conference call today, August 24, at 8:00 AM ET –

BOSTON, Mass. – August 24, 2020 – Yumanity Therapeutics and Proteostasis Therapeutics, Inc. (Nasdaq: PTI) today announced that the companies have entered into a definitive merger agreement. The combined company, operating under the name Yumanity Therapeutics, Inc., will leverage a common scientific expertise in the area of protein misfolding to advance Yumanity’s pipeline of innovative, disease-modifying programs for neurodegenerative diseases.

Yumanity’s first clinical-stage product candidate, YTX-7739, is currently in Phase 1 clinical development for the treatment and disease modification of Parkinson’s disease. Yumanity is also advancing several additional candidates for other neurodegenerative disorders, including dementia with Lewy bodies, multi-system atrophy, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), and frontotemporal lobar dementia (FTLD).

“The combination of PTI and Yumanity brings together two technologies rooted in a shared scientific legacy of protein misfolding as the basis of disease, as well as capabilities and resources that offer shareholders a broad platform for value creation,” commented Meenu Chhabra, President and Chief Executive Officer of PTI. “We believe the combined company is well-positioned to advance multiple programs into and through the clinic, including Yumanity’s lead candidate YTX-7739, currently in Phase 1 trials for the treatment of Parkinson’s disease. We are excited to be working with Yumanity’s management team and leading investors to complete the merger.”

Yumanity has raised more than $100 million from leading investors that include Alexandria Venture Investments, Biogen, Fidelity, Merck, Pfizer, Redmile Group, and Sanofi Ventures. The Company also recently entered into a strategic research collaboration with Merck (known as MSD outside the United States and Canada) for the discovery and development of novel agents for the treatment of ALS and FTLD with Yumanity eligible to receive future payments totaling approximately $500 million in addition to royalties on the net sales of any marketed products. Upon the anticipated closing of the merger between PTI and Yumanity, Richard Peters, M.D., Ph.D., President, Chief Executive Officer and Director of Yumanity, will become President, Chief Executive Officer and Director of the combined company.

“Yumanity’s state-of-the-art R&D efforts and deep insights into new potential targets to treat neurodegenerative diseases places us on a rapid trajectory toward our goal of revolutionizing the treatment of these disorders. Our merger with PTI should enable the combined company to grow faster, deliver potential therapies to patients more quickly and create sustainable shareholder value well beyond what either of us would achieve separately,” said Dr. Peters. “We have made significant clinical and business progress over the past several months, including our recent strategic research collaboration with Merck and our Series C financing. This merger also ensures that we have access to the additional capital we will need to advance our pipeline of disease-modifying therapies.”

“Today’s announcement brings together two organizations that share a common scientific heritage in the science of protein misfolding and brings that science one step closer to novel solutions for patients suffering from the debilitation of neurodegenerative diseases,” said Tony Coles, M.D., Chairman and Co-founder of Yumanity Therapeutics. “We look forward to continuing this important clinical work on behalf of patients as we make this transition to becoming a public company.”

Proteostasis’ Cystic Fibrosis (CF) Program Update

PTI also announced today that it is pursuing a strategic transaction related to its proprietary CFTR modulators. PTI plans to share proceeds from any monetization of its CF assets through contingent value rights (CVR). PTI stockholders of record as of the close of the merger would receive a portion of any upfront payment and CVRs entitling the holders to all net proceeds from any future milestones derived from the grant, sale or transfer of rights by PTI through a transaction completed from now until the closing of the merger. PTI stockholders of record would also be entitled to a portion of any net proceeds from a transaction completed within nine months of the closing of merger. In addition to the merger agreement, a form of the CVR agreement outlining the mechanism for distributing of any such proceeds to legacy PTI holders will be filed with the U.S. Securities and Exchange Commission on Form 8-K.

PTI’s CFTR modulators are currently being studied as part of the CHOICES development program. 502 subjects have completed enrollment in the organoid portion of the study, with data expected in the fourth quarter of 2020.

“We believe that our CF drug candidates have the highest probability of reaching patients in the hands of a pharmaceutical company with global development and commercialization capabilities that shares our vision of empowering the global CF patient community with more treatment options is realized,” said Ms. Chhabra. “It has been an honor to serve the CF community in the fight to bring new treatment options to patients and their families.”

About the Proposed Merger

Under the terms of the merger agreement, PTI will acquire all outstanding shares of Yumanity in exchange for newly-issued shares of PTI common stock. Upon completion of the proposed acquisition, it is anticipated that existing PTI shareholders will own approximately 32.5% of the combined company and Yumanity shareholders will own approximately 67.5% of the combined company. The actual allocation will be subject to adjustment based on each company’s outstanding equity ownership and Proteostasis’ net cash balance at the time of closing of the merger. Following completion of the merger, the Yumanity Board of Directors will be expanded to nine persons to include the appointment of two current Proteostasis directors. The existing Yumanity Directors will continue to serve in their current positions and Dr. Coles will remain as chairperson.

The transaction has been approved by the boards of directors of both companies. The merger is expected to close in the fourth quarter of 2020, subject to customary closing conditions, including approval of the merger by the shareholders of PTI. The combined company is expected to trade on the NASDAQ Global Market under the ticker symbol YMTX.

In conjunction with this merger announcement, PTI has reduced its workforce by 79%. As of today, PTI has five full time employees supporting the proposed merger transaction and strategic efforts related to PTI’s CF assets.

MTS Health Partners, L.P. is serving as the exclusive financial advisor to PTI and Cooley LLP is serving as legal counsel to PTI. Goodwin Procter LLP is serving as legal counsel for Yumanity.

Conference Call and Webcast

PTI and Yumanity will host a conference call and webcast to discuss the proposed transaction as well as Yumanity’s drug discovery platform and development pipeline today, August 24 at 8:00 a.m. ET. The live webcast can be accessed on the Events & Presentations page of Yumanity’s and PTI’s websites or by dialing (844) 534-7315 (U.S.) or (574) 990-3007. The conference ID for the live call is 8351758. The conference call and webcast will include presentation slides that can be viewed through the webcast. An archived replay of the webcast will be available on the Yumanity and PTI websites.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis and other diseases caused by dysfunctional protein processing. Headquartered in Boston, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. For more information, visit www.proteostasis.com.

About Yumanity Therapeutics, Inc.

Yumanity Therapeutics is a clinical-stage biopharmaceutical company that is accelerating the revolution in the treatment of neurodegenerative diseases through its transformative scientific foundation and drug discovery platform. The Company’s most advanced product candidate, YTX-7739, is currently in Phase 1 clinical development for Parkinson’s disease. Yumanity’s drug discovery platform allows the Company to rapidly screen for disease-modifying therapies to overcome toxicity of misfolded proteins in neurogenerative diseases. Yumanity’s growing pipeline consists of additional programs focused on Lewy body dementia, amyotrophic lateral sclerosis (ALS), and Alzheimer’s disease. For more information, please visit www.yumanity.com.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Proteostasis Therapeutics, Inc. (“Proteostasis”), Yumanity Holdings, LLC (“Holdings”) and Yumanity Therapeutics, Inc. (“Yumanity”). In connection with the proposed transaction, Proteostasis will file relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form S-4 that will contain a prospectus and a proxy statement. Proteostasis will mail the proxy statement/prospectus to Proteostasis stockholders, and the securities may not be sold or exchanged until the registration statement becomes effective. Investors and security holders of

Proteostasis, Holdings and Yumanity are urged to read these materials when they become available because they will contain important information about Proteostasis, Holdings and Yumanity and the merger. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Proteostasis may file with the SEC or send to stockholders in connection with the proposed transaction. Investors and security holders may obtain free copies of the documents filed with the SEC on Proteostasis’ website at http://www.proteostasis.com, by contacting Proteostasis’ Investor Relations at (617) 225-0096 or the SEC’s website at www.sec.gov. Investors and security holders are urged to read the proxy statement, prospectus and other relevant materials when they become available before making any voting or investment decision with respect to the merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Proteostasis and its directors and executive officers, Holdings and its directors and executive officers, and Yumanity and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Proteostasis in connection with the proposed transaction. Information about the executive officers and directors of Proteostasis is set forth in Proteostasis’ Definitive Proxy Statement on Schedule 14A relating to the 2020 Annual Meeting of Stockholders, filed with the SEC on April 29, 2020. Other information regarding the interests of such individuals, as well as information regarding Holdings’ directors and executive officers and Yumanity’s directors and executive officers, will be set forth in the proxy statement/prospectus, which will be included in Proteostasis’ registration on Form S-4 when it is filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Proteostasis Forward-Looking Information

This press release contains forward-looking statements based upon Proteostasis’, Holdings’ and Yumanity’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements about the structure, timing and completion of the proposed merger; the combined company’s listing on Nasdaq after closing of the proposed merger; the timing and results of planned preclinical studies or clinical trials of Yumanity’s product candidates; the timing and status of partnership discussions for Proteostasis’ CF program including any grant, sale or transfer of rights related to its proprietary CFTR modulators; the conditions under which payment under the CVRs will be met; expectations regarding the ownership structure of the combined company; each individual company’s or the combined company’s expected cash position at the closing of the proposed merger; the future operations of the combined company, including with respect to the continued development of Yumanity’s clinical pipeline; the nature, strategy and focus of the combined company; the development and commercial potential and potential benefits of any product candidates of the combined company; the executive and board structure of the combined company; the location of the combined company’s corporate headquarters; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; Yumanity having sufficient resources to advance its pipeline; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed merger are not satisfied, including the failure to timely obtain stockholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed merger and the ability of each of Proteostasis, Holding and Yumanity to consummate the proposed merger; (iii) risks related to Proteostasis’ ability to manage its operating expenses and its expenses associated with the proposed merger pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed merger; (v) the risk that as a result of adjustments to the exchange ratio, Proteostasis stockholders and Yumanity stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Proteostasis’ common stock relative to the exchange ratio; (vii) unexpected costs, charges or expenses resulting from the transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance preclinical programs and clinical trials; (xi) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (xii) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (xiii) the risk that the conditions to payment under the CVRs will be not be met and that the CVRs may otherwise never deliver any value to Proteostasis stockholders; and (xiv) risks associated with the possible failure to realize certain anticipated benefits of the proposed merger, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Proteostasis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC, and in other filings that Proteostasis makes and will make with the SEC in connection with the proposed transactions, including the proxy statement/prospectus described above under “Additional Information about the Proposed Merger and Where to Find It.” You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Proteostasis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Proteostasis Contacts

Investors:

David Pitts / Claudia Styslinger

Argot Partners

212.600.1902

david@argotpartners.com / claudia@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com

Yumanity Contacts

Investors:

Burns McClellan, Inc.

Steve Klass

sklass@burnsmc.com

(212) 213-0006

Media:

Burns McClellan, Inc.

Ryo Imai / Robert Flamm, Ph.D.

rimai@burnsmc.com / rflamm@burnsmc.com

(212) 213-0006